Exhibit 10.37
Amendment 2010-1 to Employment Agreement
     THIS AMENDMENT 2010-1 TO EMPLOYMENT AGREEMENT (the “Addendum”) entered into this 17th day of March, 2010, by and between Gil Santos (“Executive”) and SunGard Public Sector Inc. (formerly named SunGard HTE Inc., the “Company”).
     WHEREAS, Executive is currently employed by the Company and entered into an Employment Agreement dated as of November 15, 2007 (the “Employment Agreement”) with the Company, pursuant to which Executive is entitled to certain benefits concerning his employment.
     WHEREAS, the parties wish to enter into this Amendment to amend his Employment Agreement to provide enhanced severance benefits in the event of a Change of Control (as defined in the Employment Agreement) or a Sale of the Public Sector Business (as defined in the Employment Agreement).
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree that the Employment Agreement is amended as follows:
     1. Section 2.2 is amended by adding a new Section 2.2(c) to the end to read as follows:
          (c) Notwithstanding the provisions of Section 2.2(a) and 2.2(b), in the event of a termination of Executive as described in Section 2.1 during the Employment Term and upon or after a Change of Control or a Sale of the Public Sector Business, if Executive executes and does not revoke a Release, Executive shall be entitled to receive the following severance benefits, in lieu of the payment described in Section 2.2(a) and in lieu of the severance benefits described in Section 2.2(b):
               (i) Executive shall receive a lump sum cash payment equal to two times the sum of Executive’s annual Base Salary plus Executive’s Target Incentive Bonus in effect immediately before the Termination Date (as defined in Section 3). For this purpose, the “Target Incentive Bonus” means Executive’s target annual incentive bonus amount (measured at the fourth quartile target, identified “goal” target or other similar target as determined by the Company at the date of termination, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) in effect under the Company’s Executive Incentive Plan for the year of termination.
               (ii) Executive shall receive a pro rata Target Incentive Bonus for the year in which Executive’s Termination Date occurs. The pro rata amount shall be determined as the Target Incentive Bonus multiplied by the number of days in which Executive was employed by the Company during the year of termination, including the Termination Date, divided by 365.
               (iii) The Company shall pay Executive a lump sum cash payment equal to the cost (calculated as described below) that Executive would incur if Executive continued medical, dental and vision coverage for Executive, and, where applicable, his or her spouse and dependents, for the two-year period following the

Termination Date. For this purpose, the monthly cost shall be determined as 100% of the applicable monthly premium for the cost of medical, dental and vision coverage for Executive, less the monthly premium charge that is paid by active Company employees for similar coverage as in effect at Executive’s termination date. The cash payment shall be increased by a tax gross up payment equal to Executive’s income and FICA tax imposed on the payment under this subsection (iii). Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans.
               (iv) Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company.
               (v) Payment of the lump sum benefits described above shall be made on the 60th day after Executive’s Termination Date, subject to Executive’s execution of an effective Release.
2. Section 2.2(b)(v) of the Employment Agreement is amended to read as follows:
     (v) Payment of the lump sum benefits described above shall be made on the 60th day after Executive’s Termination Date, subject to Executive’s execution of an effective Release.
3. Section 3(c) of the Employment Agreement is amended to read as follows:
     (c) “Change of Control” shall mean “the occurrence of (a) any consolidation or merger of SunGard Capital Corp. (“Capital Corp.”) (or any other parent company (a “Parent Company”)) of SunGard that owns each of the Availability Services Business segment, financial systems business segment, higher education systems business segment and public sector business with or into any other person, or any other corporate reorganization, transaction or transfer of securities of Capital Corp (or such other Parent Company) by its stockholders, or series of related transactions (including the acquisition of capital stock of Capital Corp. or such other Parent Company), whether or not Capital Corp. (or such other Parent Company) is a party thereto, in which the stockholders of Capital Corp. immediately prior to such consolidation, merger, reorganization or transaction, own, directly or indirectly, capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of Capital Corp. (or such other Parent Company) or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of Capital Corp. (or such other Parent Company) or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (b) any transaction or series of related transactions, whether or not Capital Corp. (or such other Parent Company) is a party thereto, after giving effect to which in excess of fifty percent (50%) of the voting power of Capital Corp. (or such other Parent Company) is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Rules promulgated under the Exchange Act of 1934, as amended (the “Exchange Act Rules”)) or any “group” (as defined in the Exchange Act Rules), other than, directly or indirectly, Qualified Institutional Investors (as defined in the Stockholders Agreement, which is incorporated by reference herein) (and in the case of a “group,” excluding a percentage of such “group” equal to the percentage of the voting power of such group controlled by any Qualified Institutional Investors), excluding, in any case referred to in clause (a) or (b) any Initial Public Offering (as defined in the Stockholders Agreement) or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of Capital Corp. or such other Parent Company, in each case on a consolidated basis with its subsidiaries (including the stock of SunGard), excluding, in any case referred to in clause (c), any sale, lease or other disposition to an entity of which the stockholders of Capital Corp. immediately prior to the sale, lease or other disposition own, directly or indirectly, through one or more entities, capital stock either representing directly, or indirectly through one or more entities, 50% or more of the economic interests or voting power. For the avoidance of doubt, a spin-off of one or more of the SunGard businesses, a Sale of the Public Sector Business, a sale of any other SunGard business or a comparable transaction shall not, in any case, constitute a Change of Control.
4. Section 3(g) of the Employment Agreement is amended to read as follows:
          (g) “Sale of the Public Sector Business” shall mean a sale, exchange or other disposition or transfer of all or substantially all of the business or assets of the Public Sector Business to a purchaser that is unrelated to SunGard or any of the Investors; provided that a Sale of the Public Sector Business shall not also constitute a Change of Control. For the avoidance of doubt, a spin-off of the Public Sector Business shall not be considered a Sale of the Public Sector Business.

     5. Section 3 of the Employment Agreement is amended by adding the following definition to the end:
     (j) “Investors” shall mean the private equity funds sponsored by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts, Providence Equity Partners and Texas Pacific Group that became stockholders of Capital Corp. and SunGard Capital Corp. II in August 2005.
     6. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.
IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Addendum as of March 17, 2010.

SunGard Public Sector Inc.
By:	/s/ Cristóbal Conde
	Name:	Cristóbal Conde
	Title:	Chief Executive Officer

Executive
/s/ Gil Santos
Gil Santos